EXHIBIT 99.1
    NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Joseph Calabrese
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3772

ASHFORD HOSPITALITY TRUST ANNOUNCES
TERMINATION OF SEC INVESTIGATION

DALLAS, January 18, 2022 – Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust” or the “Company”) today announced that it has received a letter from the Securities and Exchange Commission (“SEC”) stating that the SEC’s investigation is concluded, and that the SEC enforcement staff does not intend to recommend any action by the SEC against Ashford Trust. Braemar Hotels & Resorts Inc. (NYSE: BHR) and Ashford Inc. (NYSE American: AINC) also each received a letter stating that the SEC’s investigation is concluded, and that the SEC enforcement staff does not intend to recommend any action against the respective company.

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Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing predominantly in upper upscale, full-service hotels.

Follow CEO Rob Hays on Twitter at https://twitter.com/aht_rob or @aht_rob.